Exhibit 99.1
Description of Precision Drilling Corporation’s Common Shares
Each common share (“Common Share”) of Precision Drilling Corporation (“New Precision”) entitles the holder to receive notice of and to attend all meetings of the shareholders of New Precision and to one vote at such meetings. The holders of Common Shares will be, at the discretion of the board of directors of New Precision (the “Board of Directors”) and subject to applicable legal restrictions, entitled to receive any dividends declared by the Board of Directors on the Common Shares. The holders of Common Shares will be entitled to share equally in any distribution of the assets of New Precision upon the liquidation, dissolution, bankruptcy or winding-up of New Precision or other distribution of its assets among its shareholders for the purpose of winding-up its affairs.